CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2007, relating to the financial statements and financial statement schedule of The Middleby Corporation, which report expresses an unqualified opinion and includes an explanatory paragraph referring to The Middleby Corporation's adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, and to management's report on the effectiveness of internal control over financial reporting incorporated by reference in the Annual Report on Form 10-K of The Middleby Corporation for the year ended December 30, 2006.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

May 3, 2007

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